Exhibit 10.50

DaVita Inc.

2002 Equity Compensation Plan

(As Amended and Restated Effective January 1, 2009)

1. Purpose. The purpose of the DaVita Inc. 2002 Equity Compensation Plan (“Plan”) is to promote the interests of DaVita Inc. (“Company”) and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward Employees, directors, and independent contractors and, accordingly, to strengthen the mutuality of interests between those persons and the Company’s stockholders by providing those persons with a proprietary interest in pursuing the Company’s long-term growth and financial success. Awards under the Plan will be made in the form of the issuance of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

(a) “Board” or “Board of Directors” means the Board of Directors of DaVita Inc.

(b) “Code” means the Internal Revenue Code of 1986. Reference to any specific section of the Code shall also be deemed to be a reference to any successor provision.

(c) “Committee” means the administrative committee of this Plan that is provided for in Section 3 of this Plan.

(d) “Common Stock” means the common stock of DaVita Inc. or any security issued in substitution, exchange, or in lieu thereof.

(e) “Company” means DaVita Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term “Company” shall include its Parent and Subsidiaries, if any.

(f) “Disabled” means permanent and total disability, as defined in Code Section 22(e)(3).

(g) “Effective Date” of this Plan is April 11, 2002.

(h) “Employee” means a worker whose earnings the Company reports on a Form W-2.

(i) “Exchange Act” means the Securities Exchange Act of 1934.

(j) “Fair Market Value” of Common Stock for any day shall, except as otherwise provided below, be the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is traded or listed.

(i)	If the national securities exchange is closed on such date, the “Fair Market Value” shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and ask prices are available.

(ii)	In the case of an Incentive Stock Option, “Fair Market Value” shall be determined without reference to any restriction other than one that, by its terms, will never lapse.

(iii)	In the case of the settlement of a Stock Appreciation Right, “Fair Market Value” of Common Stock shall mean the last reported sale price on the most recently closed trading day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and asked prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is traded or listed.

(k) “Grants” mean awards of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

(l) “Incentive Stock Option” means an option to purchase Common Stock that is intended to be an incentive stock option under Code Section 422.

(m) “Insider” means a person who is subject to Section 16 of the Exchange Act.

(n) “Non-Qualified Stock Option” means any option to purchase Common Stock that is not an Incentive Stock Option.

(o) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Other Awards” mean equity-based awards that are not Options, Restricted Stock, Stock Appreciation Rights, or Stock Issuances. However, in the event that the Other Award is the functional equivalent of Restricted Stock or Stock Issuance, (i) the special share-counting rule contained in Section 5(a)(iv) and (ii) the vesting limitations contained in Section 7(e) shall apply.

(q) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(e).

(r) “Participant” means a person who has received a Grant.

(s) “Plan” means this DaVita Inc. 2002 Equity Compensation Plan.

(t) “Predecessor Plans” mean the DaVita Inc. 1994 Equity Compensation Plan, 1995 Equity Compensation Plan, 1997 Equity Compensation Plan, and 1999 Equity Compensation Plan.

(u) “Restricted Stock” means the shares of Common Stock that are issued to a Participant, where the Participant does not immediately possess a vested right to those shares. Nevertheless, the terms of a Grant may provide for faster vesting in limited situations of retirement, death, disability, change in control, and/or grants to newly-hired Employees. Other than the right to sell or otherwise transfer the shares and such other restrictions as may be contained in the Grant, the Participant shall be treated as the owner of the Restricted Stock (e.g., for voting purposes) from the date of the issuance of the shares.

(v) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission.

(w) “Section 162(m)” means Code Section 162(m), which imposes a million dollar ($1,000,000) compensation deduction limitation on amounts paid to certain senior executives.

(x) “Service” means the performance of service, whether as an Employee or as an independent contractor (e.g., as a member of the Board ).

(i)	Nevertheless, except to the extent otherwise expressly provided to the contrary in the terms of the Grant, service performed by the Participant shall only be taken into account to the extent it is performed in the same capacity as on the date of the Grant (that is, as an Employee or as an independent contractor). In making the determination as to whether or not a Grant should provide for the continuation of Service after a change in status, the Committee shall take into account the relevant possible tax and accounting consequences.

(ii)	The Committee shall prescribe such rules as it may deem necessary or appropriate regarding crediting of periods of Service while a Participant is on a leave of absence.

(y) “Severance” means, with respect to a Participant, the termination of the Participant’s Service, whether by reason of death, disability, or any other reason.

(i)	For purposes of determining the exercisability of an Incentive Stock Option, a Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant’s rights to reemployment are guaranteed by statute or contract.

(ii)	A Participant will not be considered to have incurred a Severance because of a transfer between the Company, Subsidiary, or Parent.

(iii)	If a Participant switches from Employee to independent contractor status or vice versa, that will be treated as a Severance, except as otherwise expressly provided to the contrary in the terms of the Grant.

(iv)	If a Participant switches from Employee to independent contractor status, that will result in an Option losing its status as an Incentive Stock Option after ninety (90) days has elapsed since the switch. Thereafter, the Option (if it is exercisable at all) will be treated as a Non-Qualified Stock Option.

(z) “Stock Appreciation Right” means the right to receive a payment equal to the difference between the Fair Market Value of the Common Stock on the date of its issuance and the date on which the right is exercised. Stock Appreciation Rights may be settled in cash or Common Stock.

(aa) “Stock Issuance” means the direct issuance of fully vested shares to an Employee or an independent contractor (including a director) for compensation previously earned. The shares may be issued immediately or on a deferred basis.

(bb) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

(cc) “Substitute Grant” means an award issued to a person who had performed services for an entity that was acquired by the Company in substitution of a grant previously awarded to that individual or entity by the acquired entity. Any such substitution shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

(dd) “Ten Percent Stockholder” means any person who owns (after taking into account the constructive ownership rules of Code Section 424(d)) more than ten percent (10%) of the combined voting power of all classes of stock of DaVita Inc. or of any of its Parents or Subsidiaries.

3. Administration.

(a) Except as provided below, this Plan shall be administered by the Compensation Committee of the Board.

(b) If the income recognized with respect to an Option is intended to be exempt from Section 162(m), the Committee must be composed exclusively of “Outside Directors,” as that term is defined in Section 162(m). Similarly, if a Grant to an Insider is intended to be an exempt purchase under Section 16 of the Exchange Act, then either (i) the Committee must be composed exclusively of “Non-Employee Directors,” as that term is defined in Rule 16b-3 or (ii) the grant must be made by the Board of Directors.

(c) The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan, including those relating to sub-plans established for the purpose of qualifying for preferred tax or other treatment under foreign laws. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. No member of the Committee shall incur any liability for any actions taken or inactions done in good faith.

(d) Subject to the limitations of Sections 9 and 14 of this Plan, the Committee is expressly authorized, to the extent permitted by Section 409A of the Code, to make such modifications to this Plan and to Grants made under this Plan as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants or of the Plan.

(e) The Board of Directors may, by a resolution adopted by the Board, delegate the power to issue Grants under the Plan, provided such delegation is consistent with applicable law and the requirements of any stock exchange on which the Common Stock is traded.

4. Duration of Plan.

(a) This Plan shall be effective as of the Effective Date.

(b) The Plan shall terminate on February 8, 2012, which is the tenth anniversary of the date on which the Board of Directors adopted the Plan. The preceding sentence shall not apply if the Company’s stockholders reapprove the Plan prior to the termination date. The effect of obtaining such reapproval shall be to extend the term of the Plan for another ten (10) years from the date on which such reapproval shall be obtained.

5. Number of Shares.

(a) The following rules shall govern the size of Grants under this Plan.

(i)	The base maximum number of shares of Common Stock which may be issued pursuant to this Plan is sixteen million, two hundred fifty-eight thousand, five hundred (16,258,500) shares. In addition, three million six hundred sixteen thousand, five hundred and sixty (3,616,560) shares, representing the balance remaining in the Predecessor Plans at the Effective Date were transferred to this Plan. The total number of shares available under the Plan will also be increased by the shares that subsequently become available under the Predecessor Plans as determined pursuant to this Plan.

(ii)	The maximum number of shares that may be subject to Options or Stock Appreciation Rights awarded to a single Participant in any consecutive twenty-four (24) month period is two million two hundred fifty thousand (2,250,000). For this purpose, (A) shares subject to a terminated or expired Option or Stock Appreciation Right shall be considered to remain outstanding and (B) the repricing of an Option or Stock Appreciation Right shall be treated as the issuance of a new Option or Stock Appreciation Right.

(iii)	The maximum number of shares that may be issued pursuant to Incentive Stock Options during the lifetime of the Plan is seven million five hundred thousand (7,500,000) shares.

(iv)	To the extent that a Grant is made in the form of Restricted Stock or Stock Issuance (or an Other Award that is the functional equivalent of Restricted Stock or Stock Issuance), the remaining share reserve in the Plan shall be reduced by an amount equal to 3.0 times the number of shares subject to that Grant.

(v)	To the extent that a Grant is made in the form of an Option or Stock Appreciation Right, the remaining share reserve in the Plan shall be reduced by an amount equal to 1.0 times the number of shares subject to that Grant.

The preceding numbers shall be adjusted as set forth in Section 12 of this Plan.

(b) If any shares of Common Stock subject to a Grant under the Plan or a Predecessor Plan are forfeited or expire, or if any Grant under the Plan or a Predecessor Plan is settled for cash, the shares subject to the Grant shall, to the extent of such forfeiture, expiration or cash settlement, again be available for use under the Plan, subject to Section 5(d) below. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares of Common Stock available for use under the Plan: (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a Grant, and (iii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c) Substitute Grants shall not reduce the shares available for use under the Plan or the maximum number of shares authorized for grant to a Participant under Section 5(a)(ii). Additionally, in the event that a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders of such corporation and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the corporation party to such acquisition or combination) shall be added to the shares available for use under the Plan; provided that Grants using such available shares shall not be made after the date Grants could no longer have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or members of the Board of Directors prior to such acquisition or combination.

(d) Any shares that again become available for Grant pursuant to Section 5(b) shall be added back as (i) 1 share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or a Predecessor Plan, and (ii) as 3 shares if such shares were subject to Grants other than Options or Stock Appreciation Rights.

6. Eligibility.

(a) Persons eligible to receive Grants under this Plan shall consist of (i) Employees, (ii) members of the Board of Directors, and (iii) other persons providing Services to the Company or a Subsidiary, other than persons only providing Services in connection with a capital raising transaction. However, Incentive Stock Options may only be awarded to Employees.

(b) In the event that the Company acquires another entity, the Committee may authorize the issuance of Substitute Grants upon such terms and conditions as the Committee shall determine, which may be different from the terms contained in this Plan, taking into account the limitations of Code Section 424(a) in the case of a Substitute Grant that is intended to be an Incentive Stock Option. Any such Substitute Grant shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

(c) In the event that the Committee makes a Grant to a person who is not currently an Employee of or an independent contractor providing Services to the Company or a Subsidiary, such Grant shall not become effective until such individual commences performing Services to the Company or a Subsidiary and it must satisfy the pricing limitations set forth in Section 7 of this Plan at that time.

(d) After taking into consideration the tax, securities, and accounting consequences of doing so, the Committee may issue Non-Qualified Stock Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards to individuals who are performing Services (whether as Employees or as independent contractors) to entities that are related to or affiliated with the Company but that do not qualify as Parents or Subsidiaries; provided, however, that Non-Qualified Stock Options and Stock Appreciation Rights may be granted to an individual only if Common Stock qualifies, with respect to such individual, as “service recipient stock” within the meaning set forth in Section 409A of the Code. The Committee shall prescribe such rules as it deems appropriate regarding the crediting of Service in these circumstances.

7. Form of Grants. Gants shall be awarded under this Plan in such amounts, at such times, to such persons, on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from Grant to Grant.

(a) The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option, and shall not be less than the Fair Market Value of the Common Stock on the date of Grant. However, the exercise price of an Incentive Stock Option issued to a Ten Percent Stockholder shall be no less than one hundred ten percent (110%) of the Fair Market

Value of the Common Stock on the date of the Grant. Similarly, the base price of a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of the Grant. However, the preceding three sentences shall not apply in the case of Substitute Grants issued under this Plan. Similar pricing rules shall apply in the case of Other Awards. Any Substitute Grant shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

(b) A Grant shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in its provisions. However, no Grant shall be exercisable prior to the Effective Date.

(c) Except in the case of Substitute Grants, the aggregate Fair Market Value (determined as of the date of Grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that a Participant’s Options exceed that limit, they will be treated as Non-Qualified Stock Options, with the first Options that were awarded to the Participant to be treated as Incentive Stock Options.

(d) Except as provided in Section 10 or in the case of Substitute Grants, the term of a Grant shall not exceed five (5) years from the date of its issuance.

(e) Except as may be determined by the Committee in the event of a change of control of the Company, or the Participant’s death, disability or retirement, notwithstanding any other provision of this Plan to the contrary, a Grant to an Employee of a Stock Issuance, Restricted Stock or an Other Award that is the functional equivalent of a Stock Issuance or Restricted Stock shall not become fully vested earlier than three years from the grant date (two years in the case of Employees who are not executives of the Company (holding the title of vice president or an equivalent title), or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year, which shall include a Stock Issuance granted in lieu of cash awards that have been earned based on a performance period of at least one year); provided, however, that notwithstanding the foregoing, Grants of a Stock Issuance, Restricted Stock or Other Awards that are the functional equivalent of a Stock Issuance or Restricted Stock (i) that do not exceed in the aggregate 5% of the shares of Stock available pursuant to Section 5(a)(i) shall not be subject to such minimum vesting provisions and (ii) the Company may Grant a Stock Issuance, Restricted Stock or Other Award that is the functional equivalent of a Stock Issuance or Restricted Stock to Employees newly hired by the Company or any of its Subsidiaries without respect to such minimum vesting provisions.

8. Exercise of Grants.

(a) Grants that are settled in stock shall only be exercisable for whole numbers of shares.

(b) Options are exercised by payment of the full amount of the purchase price to the Company as follows:

(i)	The payment shall be in cash or such other form or forms of consideration as the Committee shall deem acceptable, such as the surrender (either actually or constructively by means of attestation) of outstanding shares of Common Stock owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(ii)	After giving due consideration to the consequences under Rule 16b-3 and under the Code, the Committee may also authorize the exercise of Options by the delivery to the Company (or its designated agent) of an executed written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay all or a portion of the exercise price of the Option and/or any tax withholding obligations.

For purposes of determining the amount of income that is recognized by a Participant pursuant to a “same-day sale” transaction described in Subparagraph (ii) above, the Fair Market Value of the Common Stock shall be the price at which the Common Stock was sold.

(c) Stock Appreciation Rights may be exercised by providing notice to the Company on such terms and conditions as are set forth in the Grant.

(d) Except as otherwise provided in the terms of the Grant, the Participant may exercise the Grant following his or her Severance only to the extent that the Grant could have been exercised on the date of the Severance, so that no events that occur following Severance will increase the vested portion of the Grant.

(e) The Committee may, to the extent permitted by Section 409A of the Code, provide for the acceleration of the vesting of Grants upon a change of control or similar circumstances, under such conditions as may be set forth in the terms of the Grants.

9. Modification of Grants.

(a) After due consideration to the possible tax, securities, and accounting consequences, the Committee may, to the extent permitted by Section 409A of the Code, modify an existing Grant, including by:

(i)	Accelerating the right to exercise it; or

(ii)	Extending or renewing it.

(b) In no event without first obtaining stockholder approval will (i) the exercise or base price of any outstanding Option or Stock Appreciation Right be reduced or repriced, including any repricing effected by issuing replacement Options or Stock Appreciation Rights for outstanding Options or Stock Appreciation Rights that have an exercise or base price greater than the Fair Market Value of the Common Stock, (ii) an Option or Stock Appreciation Right be canceled in exchange for cash or another Grant (other than in connection with Substitute Grants), or (iii) any other action be taken with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Common Stock is traded or listed.

(c) In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan solely by virtue of its (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

(d) Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

(e) Whether a modification of an existing Grant previously awarded to an Insider will be treated as a new Grant for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

10. Termination of Grants.

(a) Except to the extent provided otherwise in the terms of the Grant, each Grant shall terminate on the earliest of the following dates:

(i)	The date that is one (1) year from the date of the Severance of the Participant, if the Severance occurred because of the Participant’s death or Disability.

(ii)	In the case of any Severance other than one described in Subparagraph (i) above, the date that is three (3) months from the date of the Participant’s Severance.

(b) Except in the case of a Severance caused by death or Disability, in no event shall an Option or Stock Appreciation Right be exercisable more than five (5) years after the date on which it was issued.

(c) The nonvested portion of the Option or Stock Appreciation Right shall terminate immediately upon Severance, and the vested portion at the time the balance of the Option or Stock Appreciation Right terminates, as determined pursuant to the above rules.

(d) The nonvested portion of a Grant of Restricted Stock shall terminate immediately upon Severance.

11. Non-Transferability of Grants. During the lifetime of the Participant, Grants are exercisable only by the Participant, and Grants are not assignable or transferable except by will or the laws of descent and distribution.

12. Adjustments.

(a) In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or other similar transaction), the Committee shall make such adjustments as it may deem appropriate with respect to:

(i)	The number, kind, and exercise price of shares covered by each outstanding Grant; and

(ii)	The maximum number and/or kind of shares that may be awarded under this Plan, including the limitations contained in Section 5(a) of this Plan.

(b) The Committee shall also make such adjustments as it may deem appropriate in the event of a spin-off or other distribution of Company assets to stockholders (other than normal cash dividends).

(c) Any adjustment of Grants shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

13. Notice of Disqualifying Disposition. A Participant must notify the Company within fifteen (15) days if the Participant disposes of stock acquired pursuant to the exercise of an Incentive Stock Option issued under the Plan or a Predecessor Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the disposition.

14. Amendments and Termination. Subject to the limitations of applicable law and any stock exchange on which the Common Stock is listed or traded, and the requirements of Section 9(b) and this Section, the Board may at any time amend or terminate this Plan by means of written action. Furthermore, no Participant may rely upon any statement (oral or written) that is inconsistent with the terms of the Plan or the Grant. To insure that Options can qualify as Incentive Stock Options, within twelve (12) months after the adoption of the amendment by the Board of Directors, the stockholders must approve any amendment that changes:

(a) The class of Employees who are eligible to receive Incentive Stock Options; and/or

(b) The maximum number of shares of Common Stock that may be issued as Incentive Stock Options under the Plan, except as adjusted pursuant to Section 12 of this Plan.

Notwithstanding the foregoing, the Board of Directors may not, without the approval of the Company’s stockholders, (i) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Common Stock is traded or listed, (ii) reduce the exercise price of an Option or the grant price of a Stock Appreciation Right or (iii) exchange an Option or Stock Appreciation Right for cash or another Grant.

15. Tax Withholding.

(a) The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

(b) To the extent authorized by the Committee, Participants may (i) surrender previously acquired shares of Common Stock or (ii) have shares withheld in satisfaction of the tax withholding obligations. To the extent necessary to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose shall not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules. Similarly, the shares surrendered must have been owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(c) If Common Stock is used to satisfy the Company’s tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

16. No Additional Rights.

(a) Neither the adoption of this Plan nor the awarding of any Grant shall:

(i)	Affect or restrict in any way the power of the Company to undertake any corporate action; or

(ii)	Confer upon any Participant the right to continue performing Service for the Company, nor shall it interfere in any way with the right of the Company to terminate the Service of any Participant at any time, with or without cause, subject to the terms of any applicable employment or consulting agreement between the Participant and the Company.

(b) No Participant shall have any rights as a stockholder with respect to any shares awarded to the Participant under this Plan until the date a certificate for such shares has been issued to the Participant.

17. Securities Law Restrictions.

(a) No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws and the requirements of any stock exchange or other securities market on which the Company’s securities may then be traded. Similarly, a Participant will not be permitted to exercise a Grant if such exercise would violate the Company’s internal policies.

(b) The Committee may require certain investment (or other) representations and undertakings by the person exercising a Grant if necessary to comply with applicable law.

(c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to those restrictions.

(d) The inability of the Company to obtain registration, qualification, or other necessary authorization, or the unavailability of an exemption from any registration or qualification obligation deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock under this Plan shall:

(i)	Suspend the Company’s obligation to permit the exercise of any Grant or to issue any shares under this Plan; and

(ii)	Relieve the Company of any liability in respect of the nonissuance or sale of the shares as to which the requisite authority or exemption shall not have been obtained.

18. Indemnification.

(a) To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other Employee of the Company with duties under the Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under this Plan, unless the losses are due to the individual’s gross negligence or lack of good faith.

(b) The Company will have the right to select counsel and to control the prosecution or defense of the suit.

(c) In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under the applicable rules of professional responsibility.

(d) The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

19. Application of Code Section 409A. To the extent applicable, this Plan and all Grants made hereunder are intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with a Grant is guaranteed and each Participant shall be responsible for any taxes imposed on the Participant in connection with Grants made under the Plan.

20. Governing Law. This Plan and all actions taken pursuant to it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

Plan History

February 8, 2002	Board of Directors of DaVita adopted the Plan, subject to stockholder approval.

April 11, 2002	DaVita stockholders approved the adoption of the Plan.

February 26, 2003	Board of Directors of DaVita adopted amendments to the Plan (a) authorizing grants of stock appreciation rights, restricted stock, (direct) stock issuances, and other equity-based awards, (b) decreasing the maximum number of shares that can be issued under the Plan from 8,500,000 to 6,839,000, and (c) specifying the exact number of shares that were transferred to the Plan from the Predecessor Plans on the Effective Date (that represented the share reserves remaining under those plans).

May 21, 2003	DaVita stockholders approved the Plan amendments adopted by the Board of Directors of DaVita on February 26, 2003.

May 21, 2004	Board of Directors of DaVita adjusted the number of shares available under the Plan pursuant to Section 12 of the Plan to reflect the 2004 three-for-two stock split.

March 30, 2005	Board of Directors of DaVita adopted amendments to the Plan (a) establishing a ten year term, (b) adjusting the limit on the number of shares that can be subject to grants awarded to any single participant in any consecutive twenty-four month period to reflect the 2004 three-for-two stock split; and (c) adjusting the maximum number of shares that may be issued pursuant to incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) to reflect the 2004 three-for-two stock split.

July 25, 2006	Board of Directors of DaVita adopted an amendment to the Plan to include the treatment of Stock Appreciation Rights in the definition of Fair Market Value.

March 2, 2007	Board of Directors of DaVita adopted amendments to the Plan (a) increasing the base number of shares that can be issued under the Plan from 10,258,500 to 16,258,500, (b) removing the liberal share recycling provisions from the Plan and (c) changing the full value share counting ratio to 3.0 from 2.75.

December 10, 2008	Compensation Committee of DaVita adopted amendments to the Plan to reflect the final regulations issued under Section 409A of the Code.